New Jersey Mining Company Provides President’s Letter –

Including a Q2 Update, Operational Additions and Plans for Increased Production & Resource Delineation

COEUR D'ALENE, Idaho, August 4, 2020 (ACCESSWIRE) -- New Jersey Mining Company (OTCQB:NJMC) (“NJMC” or the “Company”) is pleased to distribute this President’s Letter to Shareholders, which includes an update on 2nd quarter operations and future plans, from NJMC President & CEO John Swallow:

It is our belief that the current backdrop is evolving into a predictable (and largely unavoidable) fiscal and generational-based reality. Structural issues with the dollar, reserve currency status, the long-term debt cycle, critical minerals and China, and other important topics – have greatly accelerated the pace toward where-ever it is that we were already headed. While we do not believe that the global pandemic itself will remain as intense of a focus over the long-term, we firmly believe that past and present policies, and the consequences from those policies, will remain with us for the foreseeable future.

At the mine and mill we often discuss how “gold makes you earn it”. And short of spiking the ball on the 5-yard line, we view gold passing the $1,900/oz level as a welcome reward for the diligence, hard work and dedication of our employees and long-time supporters. The company was built around $1,200/oz gold and the combined viewpoints and collective experience of a team possessing more (hands-on) local exploration and mining knowledge than any other group on the planet. And as we discussed in our February press release; in addition to our “production-based” approach to district consolidation and exploration longevity, it is our longstanding opinion that prudent portfolio management dictates having 5-10% exposure to gold and other hard assets… and that NJMC was purposely positioned to be a more reasonable candidate for the portion of a person’s 5-10% hard-asset allocation targeted at the (revenue-supported) blue sky of discovery.

After the 3-year long process of consolidating the Murray Gold Belt announced in February, our focus logically turned toward increased production and mineable resource delineation (see Current Plans/Future Goals below). In the midst of our corporate adjustments to the global pandemic and addition of critical minerals assets in May, in the 2nd quarter we took the opportunity to prepare the base for the second half of the year and beyond.

A second underground crew will join the team in mid-August so development work and mining can be performed concurrently. An additional “Jumbo” drill was purchased because more headings are available to drill, which will allow for increased production stoping and development rates. An LHD (underground loader) was also purchased to increase mechanical availability and facilitate the anticipated increased production rate. The surface core drilling component aimed at increasing gold resources will begin at a modest pace, however we anticipate an acceleration of surface drilling activity in the second half of the year.

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

Our second quarter results will remain relatively flat compared to the first quarter, reflecting completion of the first phase of the Idaho Pit in April, transition into site preparation and permitting for the Klondike Pit and the second phase (layback) of the Idaho Pit. Underground, recently mined stopes were backfilled, and development was initiated, with both tasks utilizing the same miners responsible for mining ore. During this time, clean-out and maintenance of the mill was also performed.

Interim Highlights to date include:

•Milling Operations - A total of 9,700 dry metric tonnes were processed during the quarter at a feed grade of 2.96 grams per tonne (gpt) gold with gold recovery of 85.5%. Maintenance of the ball mill liners was completed during the second quarter.

•Open Pit Operations - Mining was focused on the completion of the Idaho pit and preparation tasks such as land clearing and topsoil stockpiling were commenced for a new layback of the Idaho pit and start of the Klondike pit. Effort was expended for the maintenance and improvement of sediment control structures (BMPs) around the mine site. Significant engineering time was also spent working with state regulators on the permitting of the new surface mining areas. NJMC personnel also began the construction of a new shop building at the mine.

•Underground Operations - Mining focused on the 845 and 836 levels with significant effort spent backfilling the 836 North stope. Development of the new 877 Stope access ramp was started as well as preparations for deepening the main access ramp. Approximately 2,900 tonnes of ore were mined and 1,200 cubic meters of cement backfill were placed.

•The 836 Stope, where mining was completed at the end of the first quarter, was extended 45 meters farther to the north than was mined in the stope above the 836. Grades of 8.26 gpt were mined in the last 45 meters and the entire stope averaged 6.79 gpt gold.

Current Plans/Future Goals – Golden Chest and Rare Earth Elements (Critical Minerals)

•Increase (double) production to roughly 10,000 ounces/year over the next 12+ months.

•Conduct drill program(s) below current underground operations and adjacent ore shoots – with the goal of delineating 100,000 – 200,000 (mineable) ounces of gold.

•Q3 and Q4 focus will be to accelerate the development of new higher-grade mining areas to increase production rates.

•Work toward funding and advancing Idaho REE properties in partnership with the government, grants and/or universities.

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

•Continue to evaluate the demand profile for REE’s in relation to domestic manufacturing, raw material supply chains and/or other technology-related uses.

It is fairly obvious that we put our money/effort where our mouth is. Furthermore, it is our belief that, as a society, we have yet to fully grasp the supply and demand dynamics required of a low-carbon future and/or the monetary risks associated from the rise of China as a global power and adversary (and that these are not necessarily unrelated issues). As global debt and currency challenges escalate, we remain watchful over the reserve currency status of the dollar and associated reactions as other countries attempt to join the U.S. on the podium. While we understand the reasoning, it is also our opinion that we have crossed a number of thresholds in recent months – including the moral hazard of “mailbox money” and the short-term belief by many that U.S. debt levels do not matter over the long run.

We are once again thankful for our team, our culture and for beginning this journey when we did. And I would like to personally thank Rob and Becky for helping NJMC save what we feel are two of the more desirable REE properties in our country from foreign control.

Sincerely,

John Swallow

About New Jersey Mining Company

Headquartered in North Idaho, New Jersey Mining Company is the rare example of a vertically integrated operating junior mining company. NJMC produces gold at the Golden Chest Mine and recently consolidated the Murray Gold Belt (MGB) for the first time in over 100-years. The MGB is an overlooked gold producing region within the Coeur d’Alene Mining District, located north of the prolific Silver Valley. In addition to gold, the Company maintains a presence in the Critical Minerals sector and is focused on identifying and exploring for Critical Minerals (Rare Earth Minerals) important to our country’s defensive readiness and a low-carbon future.

New Jersey Mining Company possesses the in-house skillsets of a much larger company while enjoying the flexibility of a smaller and more entrepreneurial corporate structure. Its production-based strategy, by design, provides the flexibility to advance the Murray Gold Belt and/or its Critical Minerals holdings on its own or with a strategic partner in a manner that is consistent with its existing philosophy and culture. NJMC has established a high-quality, early to advanced-stage asset base in four historic mining districts of Idaho and Montana, which includes the currently producing Golden Chest Mine. Management is stakeholder focused and owns more than 15-percent of NJMC stock.

The Company’s common stock trades on the OTC-QB under the symbol “NJMC.”

For more information on New Jersey Mining Company go to www.newjerseymining.com or call:

Monique Hayes, Corporate Secretary/Investor Relations

Email: monique@newjerseymining.com

(208) 625-9001

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Such statements are based on good faith assumptions that New Jersey Mining Company believes are reasonable, but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Such factors include, financial and operating results and estimates, future resource estimates, future business goals, competitive strengths, project development, portfolio management or exposure to gold, or the Company’s ability to identify Critical Minerals and or Rare Earth Element demonstrating technical and economic viability, the company’s ability to further define a mineable resource and increase production at the Golden Chest Mine, the risks and hazards inherent in the mining business (including risks inherent in developing mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver and the potential impact on revenues from changes in the market price of gold and cash costs, a sustained lower price environment, as well as other uncertainties and risk factors. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. NJMC disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814